                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                  April 28, 2003

                               THE ANDERSONS, INC.
             (Exact name of registrant as specified in its charter)

           OHIO                                                34-1562374
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

      480 W. Dussel Drive, Maumee, Ohio                         43537
  (Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code (419) 893-5050

Item 12:

The following press release was issued on April 28, 2003:

FOR IMMEDIATE RELEASE                AT THE COMPANY: GARY SMITH   (419) 891-6417
MONDAY, APRIL 28, 2003

THE ANDERSONS, INC. REPORTS FIRST QUARTER EARNINGS

NET INCOME OF $0.4 MILLION CONSISTENT WITH EARLIER PROJECTIONS

EPS OF $0.05 FOR PERIOD VS. $0.22 LAST YEAR

MAUMEE, OHIO, APRIL 28, 2003 -- THE ANDERSONS, INC. (NASDAQ: ANDE), today reported first quarter net income of $0.4 million, or $0.05 per diluted share. In the same three-month period of 2002, the company earned $1.6 million, or $0.22 per diluted share. Total revenues of $237.9 million for the period were 11 percent higher than the first quarter of 2002.

The company's Agriculture Group achieved an operating income of $0.3 million for the quarter, $2.2 million lower than the $2.5 million it realized in the first quarter of 2002. Revenues of $149.2 million for the quarter were 11 percent higher than 2002's first quarter total of $134.8 million. Plant nutrient sales volumes were higher, and average fertilizer margins rose slightly in spite of an increase in natural gas and nitrogen prices during January and February. These improvements were more than offset, however, by the continued reduction in grain storage income that had been anticipated. World grain stocks, especially corn, have declined significantly during the past two years, and the U.S. has borne a disproportionate share, about half, of this reduction. As a result, earnings from the group's elevators have declined. During the quarter, the group completed a previously announced transaction in which it acquired a minority interest in LGC Grain Company.

The first quarter is always an important period for the company's Processing Group as major retailers throughout the country gear up for the spring lawn and garden season and golf course superintendents work to get their greens, tees and fairways in prime condition following the winter. In the January - March period this year, the group achieved an operating income of $3.7 million. This was $1.3 million, or 54 percent, above its 2002 first quarter performance. Total revenues increased by $11.4 million from the $41.0 million generated in the first quarter of 2002 to $52.4 million this year. While product and customer mix shifts caused average gross margins to decline slightly, the volume of turf-care products sold during this three-month period was 24 percent higher than a year ago. Performance of the group's other businesses, the manufacture of cob-based chemical and feed ingredient carriers, animal bedding and litter products, was commensurate with year-earlier results.

Revenues and operating income of the company's Rail Group were relatively unchanged from the first three months of 2002. This year Rail's first quarter income amounted to $0.3 million on revenues of $4.4 million. In the corresponding period of 2002, income was $0.4 million on revenues of $4.2 million. The group's marketing unit continued to acquire railcars during the quarter and now controls a fleet of more than 5,700 railcars and 51 locomotives. The utilization rate of this fleet also improved from a year ago. Although the group benefited from a short-term car leasing opportunity early last year which was not repeated in the first quarter of 2003, this year-to-year decline was mostly offset by sales growth from a new line of railcar discharge gates.

The Retail Group experienced an 8 percent reduction in same-store sales for the quarter with revenues of $31.9 million this year vs. $34.8 million a year ago. Easter occurred in the first quarter last year, but fell in the second quarter in 2003. This and new competition in some markets explains some of the year-to-year first quarter sales decline. Colder weather experienced during the late winter months this year and economic uncertainty related to the situation in Iraq also seem to have caused retail consumers to curtail their spending. Because of the reduction in total sales, the group's operating loss for the first quarter increased from $1.7 million in 2002 to $2.6 million this year. Although total expenses grew slightly from a year ago, this was offset by favorable inventory performance and an improvement in average gross margins made possible in part by the recent addition of a meat market in three of the group's six stores.

"Our first quarter earnings were right in line with our expectations," said President and Chief Executive Officer Mike Anderson. "For some time now, I've been describing the factors underlying a decline in grain space income. As it turned out, our grain business did even better this quarter than I had anticipated. While sales in our retail stores were clearly affected by economic conditions during the first quarter, our lawn business continued to show solid improvement."

Anderson also stated "Based on our results so far and recognizing that we still have three-quarters of the year to go, our previous earnings projections of $1.15 to $1.30 per share for the full year still seem appropriate. This would be in line with historical averages and assumes, including a whole host of factors, that planting and growing conditions for eastern corn belt farmers this year fall somewhere within the `normal' range."

The company will host a webcast on Tuesday, April 29, 2003 at 11:00 A.M. EST, to discuss its first-quarter performance and full-year outlook. The webcast can be accessed under "Financial Information" on its website at www.andersonsinc.com or at www.firstcallevents.com/service/ajwz378674470gf12.html.

The Andersons, Inc. is a respected leader and dominant regional player in grain merchandising and agricultural nutrients distribution. Its strong position in these businesses has allowed the company to diversify into the production of turf care products, rail equipment leasing, and general merchandise retailing. The company has been in operation since 1947.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company's filings with the Securities and Exchange Commission.

     THE ANDERSONS, INC. IS LOCATED ON THE INTERNET AT www.andersonsinc.com


                          FINANCIAL TABLES FOLLOW...

                               THE ANDERSONS, INC.

                      Consolidated Statements of Operations

                                                         THREE MONTHS ENDED
                                                             MARCH 31

(in thousands, except for per share amounts)           2003           2002
                                                     --------       --------

Sales and merchandising revenues                     $237,939       $214,831
Cost of sales and merchandising revenues              204,054        178,811
                                                     --------       --------
Gross profit                                           33,885         36,020

Operating, administrative and general expenses         32,087         31,787
Interest expense                                        2,303          2,713
Other income                                            1,101            792
                                                     --------       --------
Income before income taxes                                596          2,312
Income taxes                                              207            703
                                                     --------       --------
Net income                                           $    389       $  1,609
                                                     ========       ========

Per common share:
      Basic earnings                                 $   0.05       $   0.22
                                                     ========       ========
      Diluted earnings                               $   0.05       $   0.22
                                                     ========       ========
      Dividends paid                                 $  0.070       $  0.065
                                                     ========       ========

Weighted average shares outstanding-basic               7,179          7,288
                                                     ========       ========
Weighted average shares outstanding-diluted             7,344          7,393
                                                     ========       ========

                                  SEGMENT DATA

QUARTER ENDED MARCH 31, 2003         AGRICULTURE      PROCESSING          RAIL           RETAIL              OTHER         TOTAL
                                     -----------      ----------       ----------      ----------       ----------       ----------

Revenues from external customers       $ 149,193       $  52,420       $   4,382       $  31,944               --        $ 237,939
Other income                                 543             203              50             138              167            1,101
                                       ---------       ---------       ---------       ---------        ---------        ---------
                                       $ 149,736       $  52,623       $   4,432       $  32,082        $     167        $ 239,040
                                       =========       =========       =========       =========        =========        =========

Operating income (loss)                $     293       $   3,739       $     304       $  (2,623)       $  (1,117)       $     596

QUARTER ENDED MARCH 31, 2002
Revenues from external customers       $ 134,840       $  40,981       $   4,160       $  34,850               --        $ 214,831
Other income                                 267             123               3             119              280              792
                                       ---------       ---------       ---------       ---------        ---------        ---------
                                       $ 135,107       $  41,104       $   4,163       $  34,969        $     280        $ 215,623
                                       =========       =========       =========       =========        =========        =========
Operating income (loss)                $   2,524       $   2,418       $     380       $  (1,739)       $  (1,271)       $   2,312

                              THE ANDERSONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                                                    MARCH 31          DECEMBER 31          MARCH 31
                              (in thousands)                          2003               2002                2002
                                                                    ----------         ----------         ----------
Assets
Current assets:

  Cash and cash equivalents                                         $    7,038         $    6,095         $    9,592
  Accounts receivable (net) and margin deposits                         79,057             59,800             72,826
  Inventories                                                          248,454            256,275            238,903
  Other current assets                                                  19,660             15,716             24,271
                                                                    ----------         ----------         ----------
Total current assets                                                   354,209            337,886            345,592

Other assets                                                            13,568             12,591             11,074
Railcar assets leased to others (net)                                   29,783             26,399             29,247
Property, plant and equipment (net)                                     92,557             92,939             94,851
                                                                    ----------         ----------         ----------
                                                                    $  490,117         $  469,815         $  480,764
                                                                    ==========         ==========         ==========
Liabilities and shareholders' equity

Current liabilities:

  Notes payable                                                     $  118,200         $   70,000         $  128,200
  Other current liabilities                                            159,123            187,056            143,580
                                                                    ----------         ----------         ----------
Total current liabilities                                              277,323            257,056            271,780

Deferred items, long-term liabilities and minority interest             23,618             23,647             20,128
Long-term debt                                                          84,481             84,272             92,269
Shareholders' equity                                                   104,695            104,840             96,587
                                                                    ----------         ----------         ----------
                                                                    $  490,117         $  469,815         $  480,764
                                                                    ==========         ==========         ==========

                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          The Andersons, Inc.

Date: April 29, 2003                      By:  /s/Michael J. Anderson
                                          Michael J. Anderson
                                          President and Chief Executive Officer